Exhibit I-3

(English Language Translation)

This share exchange is made for the securities of a Japanese company. The share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws, since the issuer is located in Japan, and some or all of its officers and directors are residents of Japan. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. Furthermore, it may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the acquirer may purchase securities otherwise than under the share exchange, such as in open market or privately negotiated purchases.

June 18, 2012

To our shareholders

Yuji Yokoyama
Representative Director and President
NABCO DOOR Ltd.
12-22, Nishihonmachi 1-chome, Nishi-ku, Osaka-shi, Osaka 550-0005, Japan

Notice concerning the partial corrections to “Notice of Convocation of the 50th Ordinary General Meeting of Shareholders”

As there are several errors in our “Notice of Convocation of the 50th Ordinary General Meeting of Shareholders”, we have corrected the errors as follows, and sincerely apologize for the errors. (Corrected parts are underlined.)

Reference for 50th Ordinary General Meeting of Shareholders

Supplement to Agenda 1

Financial Statements and others of Nabtesco Corporation

Business Report (from April 1, 2011 to March 21, 2012)

4. Situation of corporate officers

(2) Total amount of directors and corporate auditors’ compensation, etc.

   (Corrections are underlined.)

I-3-1

(Before correction)

Category	Subject number	Total amount of compensation, etc.	Breakdown of compensation, etc.
			Monthly compensation, etc.	share-based compensation stock option
Directors	11	JPY318 million	JPY253 million	JPY65 million
Auditors (outside auditors)	6 (3)	JPY68 million (JPY19 million)	JPY68 million (JPY19 million)
Total	17	JPY387 million	JPY322 million	JPY65 million

(After correction)

Category	Subject number	Total amount of compensation, etc.	Breakdown of compensation, etc.
			Monthly compensation, etc.	share-based compensation stock option
Directors	11	JPY315 million	JPY253 million	JPY62 million
Auditors (outside auditors)	6 (3)	JPY68 million (JPY19 million)	JPY68 million (JPY19 million)
Total	17	JPY384 million	JPY322 million	JPY62 million

I-3-2